February 10, 2014

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K/A dated November 15, 2013, to be filed by AFH Holding IV, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

EFP Rotenberg, LLP
Rochester, New York